Exhibit 10.12

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED
INFORMATION HAS BEEN MARKED WITH “[***].

ASSET PURCHASE AGREEMENT

By and between

JOURNEY MEDICAL CORPORATION

and

SUN PHARMACEUTICAL INDUSTRIES, INC.

Dated: July 22nd, 2019

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated July 22nd, 2019 (the “Effective Date”), is entered into by and between Journey Medical Corporation, a Delaware corporation having its principal place of business at 9237 Via De Ventura Suite 105, Scottsdale, AZ 85258 (the “Buyer”), and Sun Pharmaceutical Industries, Inc, a Michigan corporation, located at [***] (the “Seller”). Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller owns and possesses the Transferred Assets (as defined herein).

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in the Transferred Assets (as defined herein) with respect to the Territory upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

Article 1
DEFINITIONS

1.a.       Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

1.1              “Action or Proceeding” means any action, claim, charge, complaint, cause of action, demand, suit, proceeding, arbitration, audit, notice of violation, citation, summons, subpoena, court order, inquiry, hearing, assessment with respect to fines, or investigation, of any nature, civil, criminal, administrative, regulatory or otherwise, whether formal or informal, whether public or private and whether at law or in equity.

1.2              “Additional Payments” shall have the meaning set forth in Section 4.1(b).

1.3              “Affiliate(s)” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person from time to time. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of such Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). For the avoidance of doubt and notwithstanding the foregoing provisions of this Section 1.3, Sun Pharmaceutical Industries Ltd. will be considered an Affiliate of Seller for all purposes of this Agreement.

1.4              “Agreement” means this Asset Purchase Agreement, together with the Schedules and Exhibits attached hereto, as the same is amended and/or supplemented from time to time in accordance with the terms hereof.

1.5              “Ancillary Agreements” means, other than this Agreement, the Supply Agreement, the Novation Agreement and all other agreements, certificates and documents signed and delivered by any party in connection with this Agreement or the Transactions.

1.6              “Assumed Liabilities” shall have the meaning set forth in Section 2.7.

1.7              “Business Day” means a day other than a Saturday, Sunday, bank or other public holiday in the State of New York, USA.

1.8              “CDA” means the Confidentiality Agreement by and between Buyer and Seller entered into on September 06, 2017.

1.9              “Claim Notice” shall have the meaning set forth in Section 7.3(a).

1.10          “Closing” shall have the meaning set forth in Section 3.1.

1.11          “Closing Date” shall have the meaning set forth in Section 3.1.

1.12          “Commercially Reasonable Efforts” shall mean the diligent, good faith efforts, consistent with general practices and standards in the pharmaceutical industry with those used in the pharmaceutical industry of similar size and with similar resources of Buyer, taking into account all scientific, commercial and other relevant factors, would normally use to accomplish a similar objective for its product having similar technical and regulatory factors (including safety and efficacy), similar expected and actual time and cost to commercialize, similar commercial and profit potential, competitive landscape, a similar proprietary position and strategic value, and that is at a similar stage in its product life cycle as the applicable Product, in each case based on existing and reasonably anticipated future conditions. Commercially Reasonable Efforts shall be determined on a market-by-market basis for the Product.

1.13          “Confidential Information” means any confidential or proprietary information of a Party, including, but not limited to, any information related to any compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to such Party, its present or future research, products, services, sales, suppliers, customers, employees, investors, or business, whether in oral, written, graphic or electronic form. Notwithstanding the foregoing, (i) Confidential Information does not include any information that the receiving Party can prove by competent written evidence: (a) is now or hereafter becomes generally known or available through no unlawful act or failure to act on the part of the receiving Party; (b) is known by the receiving Party at the time of receiving such information as evidenced by the receiving Party’s records; (c) is hereafter furnished to the receiving Party by a third party as a matter of right and without restriction on disclosure; (d) is independently developed by the receiving Party as evidenced by the receiving Party’s records, without knowledge, aid, application or use of the Confidential Information of the disclosing Party; or (e) is the subject of a written permission to disclose provided by the disclosing Party, and (ii) all Confidential Information of Seller related to the Product and the Transferred Assets shall, upon the transfer of the Transferred Assets (as applicable) pursuant to the teens of this Agreement, be deemed to the Confidential Information of Buyer, and Seller shall be deemed the receiving Party, and Buyer the disclosing Party, with respect thereto.

1.14          “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

1.15          “Contract” means any contract, lease, arrangement, indenture, note, bond, mortgage, guarantee, loan, instrument, commitment or other agreement (including any lease for personal or real property and any employment agreement), written or oral (including any amendments, supplements, restatements, extensions and other modifications thereto), of Seller or any Affiliate thereof, to which Seller or any Affiliate thereof is a party or by which Seller or any Affiliate thereof, the Transferred Assets, or any assets or properties of Seller or any Affiliate thereof are bound and that are in effect as of the date of this Agreement.

1.16          “Effective Date” has the meaning set forth in the preamble.

1.17          “Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, security interest, license, adverse claim of ownership or use, reversion, violation, option, restriction on transfer, defect of title, covenant, restriction, rights of others, or any other encumbrance of any kind, whether imposed by agreement, understanding, Law, equity or otherwise.

1.18          “Excluded Liabilities” shall have the meaning set forth in Section 2.8.

1.19          “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.20          “FDA Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.21          “GAAP” means general accounting principles as in effect in United States of America.

1.22          “Governmental Authority” means (a) any federal, state, regional, county, city, municipal or local government, whether foreign or domestic and (b) any governmental or quasi-governmental authority of any nature, including any regulatory or administrative agency, commission, department, board, bureau, court, tribunal, arbitrator, arbitral body, agency, ministry, branch, official entity or other administrative or regulatory body obtaining authority from any of the foregoing, and (c) any supra-national organization, state, county, city or other political subdivision.

1.23          “Governmental Order” means any order, writ, judgment, citation, injunction, decree, ruling, charge, stipulation, determination or award entered by any Governmental Authority.

1.24          “Indemnified Party” shall have the meaning set forth in Section 7.3(a).

1.25          “Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

1.26          “Indemnity Claims” shall have the meaning set forth in Section 7.3(a).

1.27          “Intellectual Property” means, (a) all trademarks, service marks, trade dress, logos, and trade names solely and exclusively related to the marketing, distribution, advertising and sale of the Product, which are listed on Schedule 1.27(a), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (the “Assigned Trademarks”); and (b) the domain names listed on Schedule 1.27(b) and the digital graphics files supporting such site (the “Assigned Domain Names”).

1.28          “Inventory” means all stock of Product that are solely maintained, held, or stored by or on behalf of the Seller or any Affiliate thereof as of the Effective Date for sale, distribution and commercialization in the Territory.

1.29          “Inventory Amount” shall have the meaning set forth in Section 4.2.

1.30          “Inventory Statement” shall have the meaning set forth in Section 4.2.

1.31          “Knowledge” means (a) in the case of Seller, (i) for purposes of Section 5.1(g)(i) and (ii), the actual knowledge of the applicable Persons set forth on Schedule 1.31(a) after reasonable investigation of the subject matter set forth in Section 5.1(g)(i) and inquiry of their direct reports, and (ii) for all other purposes, the actual knowledge of the applicable Persons set forth on Schedule 1.31(b), and (b) in the case of Buyer, the actual knowledge of the applicable Persons set forth on Schedule 1.31(c).

1.32          “Law” or “Laws” means any federal, state, local, foreign or multinational constitutions, treaties, laws, statutes, ordinances, regulations, rules, standards, codes, Governmental Orders, writs, injunctions, decrees, arbitration awards, agency or regulatory requirements or licenses or permits of any kind whatsoever of any Governmental Authority, all as amended from time to time.

1.33          “Liabilities” shall mean, collectively, any debt, obligation, duty, guaranty, claim, loss, damage, deficiency, cost, expense, fees, commitment, obligation, responsibility, or liability of any nature, whether primary, secondary, or direct, whether absolute, contingent, fixed or otherwise, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, and whether known or unknown.

1.34          “Losses” shall mean any and all losses, damages, obligations, Liabilities, Taxes, fines, fees, costs, expenses, penalties, interest, awards, judgments, claims, demands, actions, suits and settlements of any kind (whether, in any case, absolute, accrued, conditional or otherwise), including attorneys’ and consultants’ fees and expenses and other costs and expenses.

1.35          “Marketing Collateral” shall mean the materials solely and exclusively related to the Product as set forth in Schedule 1.35.

1.36          “Net Sales” means for any period, the aggregate gross amounts invoiced by Buyer, its Affiliates or distributors for sales of the Product in bona fide, arms-length transactions in the Territory for use in the Territory, less the following deductions allowed or accrued by using GAAP to the extent separately invoiced or displayed in the invoice:

(a)               credits or allowances actually granted for damaged Product, returns, rejections, withdrawals or recall of Product or failure to supply, chargebacks, price adjustments and billing errors or on account of retroactive price reductions affecting the Product;

(b)               governmental rebates, patient vouchers or coupons granted to managed health care organizations; pharmacy benefit managers; and Governmental Authorities and their agencies, purchasers and reimbursers;

(c)               normal and customary trade, cash and quantity discounts, allowances and credits; and

(d)               Taxes applied to the sale, import, or export of Product to the extent included in the gross amount invoiced.

1.37          “Notice Period” shall have the meaning set forth in Section 7.3(b).

1.38          “Permitted Encumbrance” means (a) any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable, (b) with respect to licenses, permits or Contracts included in the Transferred Assets, if any, any restrictions, obligations, limitations or other Encumbrances contained in such license, permit or Contract or existing at Law or under the regulatory regime pursuant to which such permit or license is granted that do not materially impair the current use of the Product, or (iii) with respect to the NDA, any restrictions, obligations, limitations or other Encumbrances contained in such NDA or existing at Law or under the regulatory regime pursuant to which such NDA is granted that do not materially impair the current use of the Product.

1.39          “Payers” shall have the meaning set forth in Section 6.9(c).

1.40          “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or any other entity or Governmental Authority.

1.41          “Product” means Ximino (minocycline hydrochloride) extended release capsules (all mg strengths) as described in the Product NDA.

1.42          “Product NDA” the New Drug Application (as defined in and regulated under the FDA Act) identified as number 201922 including all applications therefor, and all amendments, modifications, supplements, submissions, and updates with respect thereto.

1.43          “Purchase Price” shall have the meaning set forth in Section 4.1.

1.44          “[***]” shall have the meaning set for in [***]

1.45          “Representative(s)” means, with respect to any Party to this Agreement, its Affiliates such Party’s and its Affiliates’ directors, officers, members, managers, attorneys, accountants, representatives and other agents.

1.46          “Royalty” or “Royalties” shall have the meaning set forth in Section 4.3.

1.47          “Royalty Term” means the time period commencing on the Effective Date and ending on December 31, 2022.

1.48          “Supply Agreement” shall have the meaning set for in Section 6.5(a).

1.49          “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, customs, severance, stamp, occupation, premium, windfall profit, environmental, capital stock, franchise, profits, inventory, withholding, social security (or similar), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value-added, alternative or add on minimum, estimated or other tax levy, duty, tariff, impost, fee or similar charge of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, fine or addition thereto or imposed in connection therewith, whether disputed or not.

1.50          “Territory” means the United States of America and, for the sake of clarity, the Commonwealth of Puerto Rico for purposes of indirect sales of the Product, including, without limitation, transportation of the Product to a customer’s warehouse located in Puerto Rico at the direction of such customer located outside of the Commonwealth of Puerto Rico.

1.51          “Third Party” means any Person other than a Party or any of their respective Affiliates.

1.52          “Transactions” shall have the meaning set forth in Section 3.2(a).

1.53          “Transferred Assets” shall have the meaning set forth in Section 2.1.

1.54          “Upfront Payment” shall have the meaning set forth in Section 4.1(a).

1.55          “[***]” means [***].

1.b.       Interpretation. Unless the context otherwise requires, the terms defined in this Article 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference to any contract or other document or instrument or to any Law is to it as amended and supplemented from time to time through the Effective Date (and in the case of any Law, to any successor provisions, and to any rules and regulations promulgated thereunder, in effect as of the date of this Agreement), unless the context requires otherwise.

Article 2
PURCHASE AND SALE OF THE TRANSFERRED ASSETS

2.1              Transfer of Assets. Upon the terms and subject to the conditions set forth herein, Seller hereby sells, conveys, transfers, assigns and delivers to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to the following assets with respect to the Territory (collectively, the “Transferred Assets”), free and clear of all Encumbrances (except Permitted Encumbrances):

(a)               the Product NDA;

(b)               the Inventory;

(c)               [***]; and

(d)               all Intellectual Property.

2.2              Timing of Transfer of Transferred Assets. The Parties hereby agree and acknowledge that (a) [***] and the Intellectual Property shall be transferred by Seller to Buyer on the Effective Date, (b) the Inventory shall be transferred by Seller to Buyer in accordance with Section 4.2 below, and (c) the Product NDA shall be transferred by Seller to Buyer on the Closing Date.

2.3              License to Marketing Collaterals. Solely to the extent necessary for Buyer to market the Product in the Territory, Seller hereby grants to Buyer a limited, exclusive, non-transferable and royalty free license to Seller’s rights in the Marketing Collaterals. Upon the terms and subject to the conditions set forth herein, after the Effective Date, Seller shall promptly deliver to Buyer the Marketing Collaterals. For the avoidance of doubt, nothing herein shall be construed as a grant or license of any rights to any Seller trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto other than those specifically included in the Transferred Assets.

2.4              Record Retention by Seller. The Buyer acknowledges and agrees that Seller may retain, solely for archival purposes and for purposes of complying with applicable Laws and for legal and regulatory purposes as sellers of pharmaceutical products, one copy of all or any part of the documentation that Seller delivers to Buyer pursuant to Section 2.1.

2.5              Other Assets Excluded. Other than the Transferred Assets set forth in Section 2.1, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller not specifically related to the Product, including but not limited to Seller’s trademarks, trade dress, logos, corporate designs, and the like that are incorporated in the Marketing Collateral and in the digital graphics files forming part of the Intellectual Property, and all such other assets and properties shall be excluded from the Transferred Assets.

2.6              [***]. [***]

2.7              Assumption of Certain Liabilities. Upon the terms and subject to the conditions set forth herein, Buyer shall assume, be responsible for and pay, and perform and discharge when due, the following Liabilities of Seller (collectively, the “Assumed Liabilities”): (a) from and after the Effective Date, all of the Liabilities of Seller that arise out of or are related to the Product, [***], and the Intellectual Property that arise out of, are in connection with or relate to events, circumstances and conditions first occurring or existing on or after the Effective Date, subject in the case of the [***] to any claims by Buyer against Seller pursuant to Section 7.1(d); (b) Liabilities related to the Inventory pursuant to Section 4.2 following the date of transfer; and (c) from and after the Closing Date, all of the Liabilities of Seller that arise out of or are related to the Product NDA that arise out of, are in connection with or relate to events, circumstances and conditions first occurring or existing on or after the Closing Date.

2.8              Non-Assumption of Other Liabilities. Other than the Assumed Liabilities, neither Buyer nor any of its Affiliates assume or in any way undertake to pay, perform, satisfy or discharge any Liability or other obligation whatsoever of Seller, including, without limitation, any and all Liabilities for Taxes, trade accounts payable and employee benefits occurring prior to the Effective Date (the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include any and all Liabilities and Actions or Proceedings directly or indirectly involving personal injury or bodily harm arising out of, in connection with or related to events, circumstances and conditions occurring or existing before the Effective Date. Seller will promptly pay and discharge all Excluded Liabilities in the ordinary course of business.

Article 3
CLOSING & CONDITIONS PRECEDENT

3.1              Closing. The consummation of the purchase and sale of the Transferred Assets and the Assumption of the Assumed Liabilities contemplated hereby (the “Closing”) will take place on the date of receipt of the Upfront Payment by the Seller pursuant to Section 4.1(a) or, if all the conditions set forth in Sections 3.2(a) and 3.2(b) are not then satisfied or waived, the first such Business Day thereafter on which they are waived or satisfied (the “Closing Date”). The Closing shall be effective as of 12:01 AM Eastern Time on the Closing Date.

3.2              Conditions to Closing.

(a)               General Conditions. The obligation of the Parties to consummate the transactions contemplated by this Agreement (the “Transactions”) at the Closing is subject to the fulfillment of each of the following conditions prior to or at the Closing (any or all of which may be waived in writing in whole or in part by both Parties):

(i)               No Actions or Proceedings. No Action or Proceeding has been instituted or threatened prior to or on the Closing Date before any Governmental Authority pertaining to the Transactions, the result of which could prevent or make illegal the consummation of the Transactions.

(ii)              No Governmental Order. There is not in force any Governmental Order by or before any Governmental Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the Transactions.

(b)               Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions at the Closing is subject to the fulfillment of each of the following conditions prior to or at the Closing (any or all of which may be waived in writing in whole or in part by Seller):

(i)                 True Representations and Warranties. The representations and warranties of Buyer made in Article 5 of this Agreement shall be true and correct as of the Effective Date. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

(ii)                Delivery of Documents. Buyer has executed and delivered all documents, certificates, instruments and schedules required under Sections 3.3(a) and 3.4(a) to Seller; and

(iii)              Officer’s Certificate. Buyer shall have delivered to Seller a certificate dated as of the Closing Date and signed by an authorized officer of Buyer to the effect that the conditions specified in Sections 3.2(b)(i) and (ii) have been satisfied by Buyer.

(c)               Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions at the Closing is subject to the fulfillment of each of the following conditions prior to or at the Closing (any or all of which may be waived in writing in whole or in part by the Buyer):

(i)                 True Representations and Warranties. The representations and warranties of Seller made in Article 5 of this Agreement shall be true and correct as of the Effective Date. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(ii)               Consents. Seller shall have received and delivered to Buyer all Consents as required in order to assign and transfer to Buyer the Transferred Assets;

(iii)             Delivery of Documents. Seller has executed (if applicable) and delivered all documents, certificates, instruments and schedules required under Sections 3.3(b) and 3.4(b) to Buyer; and

(iv)             Transfer of Certain Assets. Seller shall have delivered to Buyer documentation evidencing that Seller is the owner of the Product NDA and all Intellectual Property and has good and marketable title to the same, free and clear of all Encumbrances except Permitted Encumbrances.

(v)               Officer’s Certificate. Seller shall have delivered to Buyer a certificate dated as of the Closing Date and signed by an authorized officer of Seller to the effect that the conditions specified in Sections 3.2(c)(i) through (iii) have been satisfied by Seller.

3.3              Effective Date Deliverables. On or prior to the Effective Date, the following shall be delivered:

(a)               Buyer shall deliver to Seller a domain name assignment, substantially in the form of Exhibit D attached hereto (the “Domain Name Assignment”), executed by Buyer, effecting the assignment and transfer to Buyer of the Assigned Domain Names.

(b)               Seller shall deliver to Buyer:

(i)                a copy of the Domain Name Assignment executed by Seller; and

(ii)               a Consent, duly executed by Valeant, (1) consenting to the assignment of the [***] to Buyer and (2) waiving Valeant’s right of first offer under Section 3.5 of the [***] subject to Buyer assuming all the obligations of the Seller under the [***].

3.4              Closing Deliverables. At the Closing, the following shall be delivered:

(a)               Buyer shall deliver to Seller:

(i)                a letter to the FDA, substantially in the form of Exhibit B attached hereto (the “Buyer FDA Letter”), executed by Buyer, accepting the transfer of the Product NDA to Buyer; and

(ii)               a trademark assignment, substantially in the form of Exhibit C attached hereto (the “Trademark Assignment”), executed by Buyer, effecting the assignment and transfer to Buyer of the Assigned Trademarks; and

(iii)              the certificate required to be delivered by Buyer under Section 3.2(b)(iii).

(b)               Seller shall deliver to Buyer:

(i)                a letter to the FDA, substantially in the form of Exhibit E attached hereto (the “Seller FDA Letter”), executed by Seller, informing FDA of the transfer of the Product NDA to Buyer; and

(ii)               a copy of the Trademark Name Assignment executed by Seller;

(iii)              the certificate required to be delivered by Seller under Section 3.2(c)(iv).

Article 4
PRICE & TERMS

4.1              Purchase Price. As consideration for the Transferred Assets, Buyer shall pay to Seller the following (together, the “Purchase Price”), each such payment to be paid in U.S. Dollars by wire transfer of immediately available funds to a bank account designated in writing by Seller to the Buyer:

(a)               A non-refundable and non-creditable payment of Two Million and Four Hundred Thousand U.S. Dollars (U.S. $2,400,000) within sixty (60) days from the Effective Date (“Upfront Payment”).

(b)               Additional payments, totaling $7,000,000 in the aggregate, of the amounts set forth below on the dates set forth below (collectively “Additional Payments”):

(i)               Two Million U.S. Dollars (U.S. $2,000,000) on the second anniversary of the Effective Date;

(ii)              Two Million U.S. Dollars (U.S. $2,000,000) on the third anniversary of the Effective Date;

(iii)             One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) on the fourth anniversary of the Effective Date; and

(iv)            One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) on the fifth anniversary of the Effective Date.

(c)               The Inventory Amount as set forth in Section 4.2 below.

(d)               The Royalty, as set forth in Section 4.3 below.

4.2              Inventory. Seller shall prepare a statement for the Inventory it will possess on the Effective Date and Seller’s cost of such Inventory (“Inventory Statement”) and provide such statement to the Buyer at least ten (10) Business Days prior to the Effective Date. In consideration of Seller transferring the Inventory to Buyer, Buyer shall pay to Seller an amount equivalent to the value of the total quantity, which shall be equal to Seller’s cost, of Inventory set forth on the Inventory Statement (i.e. USD per unit multiplied by total quantity of the Inventory) (the “Inventory Amount”). Buyer shall pay the Inventory Amount within twenty (20) Business Days from the date of receipt of the Inventory Statement. For clarity, Seller is not required to invoice Buyer for the payment of the Inventory Amount. Seller shall deliver the Inventory as per Ex-Works (Incoterms 2010) Cranbury, New Jersey. The Parties hereby agree and acknowledge that the Inventory will be sold by Buyer with the existing label, however Buyer shall make Commercially Reasonable Efforts to change the labelling as soon as practicable. Seller shall reasonably assist Buyer in handling any customer complaints/queries. Notwithstanding anything contained herein, Buyer hereby agrees and acknowledges that it shall be solely responsible and liable for any and all claims or actions arising out of or in connection with the handling, storing, marketing, promoting, distributing and selling of the Inventory. Seller shall make the Inventory available to Buyer within two (2) Business Days following the Effective Date.

4.3              Royalty. For each calendar year during the Royalty Term, Buyer shall pay to Seller a royalty on the Net Sales of the Product (the “Royalty”) in accordance with the following (which, for the avoidance of doubt, will be in addition to any other royalties required to be paid by Buyer to any Third Parties on the sale of Product, including but not limited to royalties required to be paid pursuant to the [***]):

(a)               [***] ([***]%) of Net Sales of the Product in the Territory in a particular calendar year for all Net Sales up to and including [***] U.S. Dollars (U.S. $[***]); and also

(b)               [***] ([***]%) of all Net Sales of the Product in the Territory in excess of the Net Sales of [***] U.S. Dollars (U.S. $[***]) in a particular calendar year.

For example, if there is U.S. $[***] of Net Sales of the Product in a particular calendar year, Buyer shall owe Seller U.S. $[***] for such Net Sales under this Section 4.3.

Buyer shall make payments to Seller of the Royalty quarterly during the Royalty Term, with such Royalty payments due and payable within sixty (60) days following the end of each applicable calendar quarter during the Royalty Term. For the purpose of payment of the Royalty in any calendar quarter under this Section 4.3, the Royalty shall be paid by Buyer at the rate of [***] percent ([***]%) of Net Sales. At the end of each calendar year, the Parties shall determine the correctness of the computation and payment of the Royalty in such prior calendar year and any excess Royalty (for Net Sales of the Product in the Territory in excess of [***] U.S. Dollars (U.S. $[***])) shall be paid by Buyer to Seller in accordance with Section 4.3(b). Such excess Royalty shall be payable within thirty (30) Business Days from the end of the relevant calendar year.

4.4              Audit Right. Upon not less than five (5) Business Days’ written notice and no more than once per calendar year (except in the event of a discrepancy in the calculation of Net Sales in excess of two percent (2%) in such audit), Seller shall have the right to audit the books and records of Buyer to the extent relating to Net Sales solely for the purposes of determining the correctness of Buyer’s computation and payment of the Royalty. Such audit shall be conducted during normal business hours by an accountant selected by Seller. All costs and expenses for conducting the audit shall be borne by the Seller, except that if the audit report shows that the Royalties were underpaid or overpaid by five percent (5%) or more, then all costs and expenses for conducting the audit shall be borne by Buyer. Payment of any underpaid or overpaid Royalties, along with the costs and expenses for conducting the audit, shall be paid with or deducted from the immediately following Royalty payment, as applicable. The right to audit under this Section 4.4 by the Seller shall survive termination or expiration of this Agreement by a period of one (1) year therefrom.

4.5              Submission of FDA Letters. Buyer shall send the Buyer FDA Letter to the FDA, and Seller shall send the Seller FDA Letter to the FDA, within ten (10) Business Days of Closing.

4.6              Late Payment. Seller shall be entitled to charge simple interest at the rate of [***] ([***]%) per annum, based on a three hundred and sixty-five (365) day year, on any amounts overdue from the due date for payment until receipt by Seller of the full amount, without prejudice to any other right or remedy of Seller.

Article 5
REPRESENTATIONS AND WARRANTIES

5.1              Seller’s Warranties. Except as set forth on the Disclosure Schedule delivered by Seller to Buyer, as of the Effective Date, Seller represents and warrants to Buyer as follows:

(a)               Organization and Authority. Seller is a corporation, validly existing and in good standing under the Laws of the State of Michigan, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the Transactions have been, and upon execution of each of the Ancillary Agreements, such Ancillary Agreements will have been, duly and validly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of Seller enforceable in accordance with their terms.

(b)               Title. Seller owns, and has good and marketable title to, the Transferred Assets, free and clear of all Encumbrances except Permitted Encumbrances. There are no adverse claims of ownership to the Transferred Assets and, to the Seller’s Knowledge, Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Transferred Assets. (i) As of the Effective Date, Buyer will acquire from Seller good and marketable title to the Transferred Assets, other than the Inventory and the Product NDA, (ii) upon the transfer of the Inventory to Buyer pursuant to Section 4.2, Buyer will acquire from Seller good and marketable title to the Inventory, and (iii) at Closing, Buyer will acquire from Seller good and marketable title to the Product NDA.

(c)               Litigation; Legal Compliance.

(i)                 There is no material Action or Proceeding pending or, to Seller’s Knowledge, threatened (1) with respect to the Transferred Assets, (2) that affects or, if successful, would affect the validity of this Agreement or any action taken or to be taken by Seller in connection herewith, or (3) which individually or in the aggregate, would materially impair the ability of Seller to perform its obligations hereunder or to consummate the Transactions.

(ii)              Neither Seller nor any director, officer, employee, agent, contractor or distributor of Seller has committed or been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar applicable Law. Neither Seller nor any director, officer, employee, agent, contractor or distributor of Seller has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar law. No Actions or Proceedings that could reasonably be expected to result in a debarment or exclusion are pending or threatened against Seller or any of its directors, officers, employees or agents. Seller has never been: (1) debarred or (2) convicted of a crime for which a person can be debarred under Section 306(a) of the Generic Drug Enforcement Act of 1992 (Section 306 (a) or (b)), and Seller has never been and, to Seller’s Knowledge, none of its Representatives has ever been: (1) threatened to be debarred or (2) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 306(a) or (b) of the Generic Drug Enforcement Act of 1992.

(iii)              Seller has provided to Buyer copies of all written communications to or from any Governmental Authority and associated with the Product, including, without limitation, any written communication to or from the FDA. Neither Seller nor any Affiliate owns, controls, or is aware of any filing, submission, or correspondence with, or grant of any approval or clearance by any Governmental Authority with respect to the Product other than the Product NDA.

(iv)             Seller possesses all material registrations, rights of reference, approvals, licenses, consents, agreements, permits and other authorizations from Governmental Authorities required by applicable provisions of Laws.

(v)               The Product has not been sold, nor has it been the subject of any applications, filings, or submissions for approval for marketing or sale for human use, in any country other than the United States of America.

(vi)             To Seller’s Knowledge, the patents associated with the Product and listed in the FDA Publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations”, commonly known as the Orange Book, have been listed in compliance with applicable Laws, including all applicable FDA regulations, and consistent with such Laws each such patent listed therein contains at least one claim covering the approved method of using the Product or the drug product (as such terms are used in the applicable regulations). Each of the patents associated with the Product and currently listed in the Orange Book also include at least one claim that can be listed against the strengths of the Product that have been approved but are currently not marketed in the United States.

(d)               No Conflicts. Neither the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions, will (i) contravene or violate any Law to which Seller is, or its assets or properties are, subject or bound, (ii) contravene, conflict with or result in a breach or violation of any provision of the charter or bylaws of Seller; (iii) require the Consent of any Person (except for any Consents obtained at or prior to the Effective Date); or (iv) contravene in any material respect, result in any material breach of or constitute a default in any material respect (or which with the giving of notice or lapse of time, or both, would become such a default) under, give rise to any right of termination, material amendment, material modification, acceleration or cancellation of any material obligation or loss of any material benefit under, or result in the creation of any Encumbrance on any of the assets of Seller (including the Transferred Assets), pursuant to or under, (1) any Law or Governmental Order applicable to Seller or (2) any Contract to which Seller is a party or by which Seller or its assets is bound or subject.

(e)               Brokers and Finders. Seller has not employed any broker, finder, investment banker, financial advisor, consultant or intermediary in connection with the Transactions who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof

(f)                Inventory. The Inventory is (a) free from any material defect or deficiency, (b) is in good and usable condition for sale and (c) complies with applicable Laws in all material respects.

(g)               Intellectual Property.

(i)                 Seller exclusively owns the Intellectual Property free and clear of all Encumbrances except Permitted Encumbrances. The Intellectual Property will, as of the Effective Date, be transferred to, and controlled by, Buyer on substantially the same terms with which Seller, immediately prior to the Effective Date, owned and controlled such Intellectual Property. To the best of Seller’s Knowledge, neither Seller nor any of its Affiliates have or are infringing, misappropriating or otherwise violating (including with respect to the discovery, development, clinical testing, manufacture, distribution, advertising, use, exploitation or sale by Seller or its Affiliates of the Product) the rights of any other Person with regard to Seller’s or its Affiliates’ possession or use of any Intellectual Property or the sale, marketing, promotion, manufacture, or use of the Product in Seller’s or its Affiliates’ Product-related business as presently conducted, and, Seller owns or controls any intellectual property rights being transferred pursuant to this Agreement, other than those intellectual property rights to which rights are granted to Seller (or, following the Effective Date, Buyer) under [***]. To Seller’s Knowledge, no other Person has or is infringing, misappropriating or otherwise violating any Intellectual Property. No claims against Seller or any of its Affiliates are pending or, to Seller’s Knowledge, threatened with regard to (i) Seller’s or any of its Affiliates’ control or use of any of the Intellectual Property; (ii) the validity, re-examination or enforceability of any Intellectual Property, or (iii) Seller’s or any of its Affiliates’ manufacture, use, sale, promotion, marketing, or other commercialization of the Product.

(ii)              Schedules 1.28(a) and 1.28(b), set forth, as of the date hereof, a complete and accurate list of all Intellectual Property that is owned by Seller or any Affiliate thereof related to the Product (or its manufacture or use). The Intellectual Property has been duly registered or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in Schedules 1.28(a), and 1.28(b), and, if applicable, all related necessary affidavits of continuing use have been (or, with respect to licenses, to Sellers’ Knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to Sellers’ Knowledge have been) timely paid to continue all such rights in effect.

(h)               [***].

(i)               [***].

(ii)              [***].

(iii)             [***].

(iv)            [***].

(i)                 Sufficiency of Transferred Assets. The Transferred Assets constitute all of the assets necessary to sell, offer for sale, distribute and/or otherwise commercialize the Product as each such activity is currently conducted by Seller and are sufficient to permit Buyer to sell, offer for sale, distribute and/or otherwise commercialize the Product from and immediately after the Closing in substantially the same manner as such activities are currently conducted by Seller.

(j)                 Absence of Changes. Since March 6, 2019, Seller has not (i) incurred any material Liability outside the ordinary course of business with respect to the Transferred Assets, or (ii) created, caused to be created, or consented to or allowed to be created, any Encumbrance on any of the Transferred Assets.

(k)               No Other Representation or Warranties. Except for the representations and warranties contained in this Section 5.1, Seller makes no other express or implied warranty, and Seller hereby disclaims any such warranty or any representation whether by Seller or its respective Representatives or any other Person, as to the condition (financial or otherwise), value or quality of the Product or the Transferred Assets, notwithstanding the delivery or disclosure to Buyer or any of its Representatives or any other Person of any documentation or other information by Seller or any of its Representatives or any other Person with respect to any one or more of the foregoing.

5.2              Buyer’s Warranties. Buyer hereby represents and warrants to Seller, as of the Effective Date, as follows:

(a)               Organization and Authority of Buyer. Buyer is a corporation, validly existing and in good standing under the Laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been, and upon execution of each of the Ancillary Agreements, such Ancillary Agreements will have been duly and validly authorized, executed and delivered by, and constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

(b)               Litigation. There are no material Actions or Proceedings pending or, to Buyer’s Knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Buyer in connection herewith, or which individually or in the aggregate, would materially impair the ability of Buyer to perform its obligations hereunder or to consummate the Transactions.

(c)               Legal Compliance. Buyer possesses all material registrations, rights of reference, approvals, licenses, consents, agreements, permits and other authorizations from Governmental Authorities required by applicable Laws.

(d)               The Buyer has and will have at Closing, and during the Term of this Agreement, cash available sufficient to pay the Upfront Payment and Additional Payments.

(e)               No Conflicts. Neither the execution and the delivery of this Agreement nor the Ancillary Agreements, nor the consummation of the Transactions, will (i) violate Law to which Buyer is, or its assets or properties are, subject, (ii) contravene, conflict with or result in a breach or violation of any provision of the charter or bylaws of Buyer, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to obtain the Consent of any Person (other than any Consents obtained prior to or at the Effective Date) in order to consummate the Transactions. There is no Action or Proceeding pending or, to the Knowledge of Buyer, threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(f)                Independent Investigation. Buyer has conducted its own independent investigation, due diligence, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the business related to the Product, which investigation, review and analysis were undertaken by Buyer and its Representatives.

(g)               Brokers and Finders. Buyer has not employed any broker, finder, investment banker, financial advisor, consultant or intermediary in connection with the Transactions who would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof

(h)               Non-Reliance. Buyer agrees and acknowledges that (i) Buyer has relied solely on the representations and warranties set forth in Section 5.1 and (ii) except for the representations and warranties expressly set forth in Section 5.1, as modified by the Disclosure Schedule, neither Seller nor any of its shareholders, trustees or Representatives or any other Person, has made or is making any other representations or warranties, promises, covenants, agreements or guaranties, statutory, common law or otherwise, of any nature, oral or written, past, present or future.

Article 6
COVENANTS

6.1              Non-Competition. The Parties hereto agree and acknowledge that the provisions of this Agreement shall not be construed to limit or restrict in any manner the rights of Seller or any of its Affiliates to develop, manufacture, use, sell or commercialize in any manner the Product in a generic or other formulation, either in the Territory or outside of the Territory; provided, however, that for a period of eight (8) years commencing on the Effective Date, Seller covenants and agrees not to manufacture or commercialize any product (other than the Product pursuant to the Supply Agreement) containing the same active ingredient and in the same dosage and form as that of the Product. Should any part or provision of this Section 6.1 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Agreement. The Parties further agree that if any portion of this Section 6.1 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other provisions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be replaced by terms that are valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms, and any court of competent jurisdiction shall enforce this Section 6.1 as so modified to the maximum extent allowed by Law.

6.2              Use of the Transferred Assets. The Buyer agrees and acknowledges that Seller is not assigning, licensing or conveying any rights to the Buyer outside the Territory.

6.3              Standards of Quality. Buyer agrees to comply with applicable Laws in the Territory related to the marketing, sale, and distribution of Product.

6.4              Post-Effective Date Agreements. For the period commencing on the Effective Date and ending at the Closing, Seller covenants and agrees with Buyer as follows with respect to the Product NDA:

(a)               the Product NDA will be maintained in full force and effect;

(b)               no amendment or other modification to the Product NDA will be made without prior written approval of Buyer;

(c)               Seller will not authorize any Third Party to sell any products under the Product NDA;

(d)               Seller will not authorize any Third Party to make reference to the Product NDA, file any new drug application or other application for marketing authorization that makes reference to the Product NDA, or launch any authorized generic under the Product NDA;

(e)               Seller will maintain the confidentiality of any confidential sections of the Product NDA;

(f)                Seller will comply with all applicable FDA regulations and applicable Law in connection with any matters related to the Product NDA;

(g)               Seller will promptly notify Buyer of any correspondence from FDA or any other Governmental Authority concerning the Product NDA;

(h)               Seller will not file any submission or deliver any correspondence concerning the Product NDA to FDA or any other Government Authority without the written consent of Buyer;

(i)                 Seller will not assign or otherwise modify or transfer title of the Product NDA except as expressly provided for herein or approved in writing by Buyer;

(j)                 Seller will not create, cause to be created, or consent to or allow to be created, any Encumbrance over the Product NDA; and

(k)               Seller will not take any other action that would or could reasonably be expected to inhibit or delay transfer of the Product NDA to Buyer pursuant to Section 3.4(a).

Notwithstanding anything contained herein, the Seller shall not be held responsible for occurrence of any event with respect to the Product NDA due to the acts or omissions of the Buyer.

6.5              Post-Closing Agreements.

(a)               Within forty-five (45) Business Days from the Closing Date, the Parties shall enter into a mutually agreeable supply agreement (the “Supply Agreement”) for Seller to manufacture and supply the Product to Buyer. The Seller agrees to provide reasonable support to Buyer in the technology transfer of Product until expiration of such Supply Agreement. The Supply Agreement will contain the following terms and conditions:

(i)                 the cost to Buyer will be Seller’s manufacturing cost plus [***] ([***]%) margin plus a mutually agreed upon annual administrative fee; and

(ii)              the term of the Supply Agreement will be through December 31, 2023.

(b)               From and after the Closing for a period ending six (6) months after the Closing Date, Buyer agrees to cooperate with Seller in the good faith negotiation of the Novation Agreement with [***]. Buyer further covenants and agrees not to unreasonably withhold its consent or signature to the Novation Agreement, provided, however, that Buyer withholding its consent or signature to the Novation Agreement because the terms and conditions of the final, negotiated Novation Agreement materially deviates from the form attached in Exhibit A which, either (i) increases Buyer’s obligations under the [***] or (ii) decreases Buyer’s rights and privileges under the [***], will not be considered unreasonable.

6.6              Registrations and Filings. (a) Without prejudice to applicable Laws that may exclude this possibility, from and after the Closing, Buyer shall take the lead in coordinating the NDA transfers. Buyer shall file, or shall cause its Affiliates or designees to file, or, if required by applicable Law, Seller, its Affiliates or designees shall file, applications for the transfer of the NDA in the Territory. (b) For the avoidance of doubt, Seller does not warrant and shall not be responsible for the successful transfer, maintenance or renewal of the NDA after the Closing Date and shall not be obligated to launch the Product in the Territory where it has not been launched before Closing.

6.7              Prescription Drug User Fee Act. From and after the Closing Date, Buyer shall assume and have responsibility for fees or charges associated with the Product first due and payable to the FDA after March 6, 2019, pursuant to the Prescription Drug User Fee Act, and any reauthorization thereto. Seller shall retain full responsibility and liability for all fees or charges first due and payable to the FDA on or prior to the March 6, 2019.

6.8              Confidentiality.

(a)               Seller undertakes with Buyer, and Buyer undertakes with Seller, to keep confidential (except as expressly provided in this Agreement) at all times after the date of this Agreement, and not directly or indirectly reveal, disclose or use for its own or any other purposes, any Confidential Information received or obtained as a result of entering into or performing, or supplied by or on behalf of a Party in the negotiations leading to, this Agreement and which relates to: (i) the negotiations relating to this Agreement; or (ii) the subject matter and/or provisions of this Agreement, subject to Section 6.8(b) below.

(b)               The prohibition in Section 6.8(a) does not apply if: (i) the information was in the public domain before it was furnished to the relevant Party or, after it was furnished to that Party, entered the public domain otherwise than as a result of a breach by that Party of this Section 6.8 or any written or confidentiality agreement under which such Party is bound; (ii) disclosure is necessary in order to comply with applicable Laws, provided that any such information disclosable pursuant to this Section 6.8(b) shall be disclosed only to the extent required by such Laws and (unless such consultation is prohibited by such Laws or is not reasonably practicable) only after consultation with Buyer or Seller (as the case may be) or (iii) Buyer is contemplating the sale, assignment, conveyance or other transfer to a Third Party of all or substantially all of its rights, title and interest in and to the Product and/or the Transferred Assets, provided that Buyer shall have entered into a confidentiality agreement with such Third Party no less restrictive than this Section 6.8.

(c)               The provisions of the CDA are hereby incorporated herein and shall remain binding and in full force and effect; provided, however, that all obligations of Buyer under the CDA with respect to each of the Transferred Assets shall terminate as of the date of transfer of such Transferred Asset to Buyer pursuant to the terms of this Agreement. Except as otherwise provided herein or in the Ancillary Agreements, Seller shall, and shall cause its Representatives to, treat after the date hereof as strictly confidential all nonpublic, confidential or proprietary information concerning the Transferred Assets, and Seller shall not, after the date hereof, use such information to the detriment of the Buyer.

(d)               The Parties further agree that release of any Confidential Information, whether directly or indirectly, would cause irreparable injury to the non-disclosing Party and that the Party whose Confidential Information has been or is being disclosed in violation of this Section 6.8 will, in addition to any other rights and remedies the non-disclosing Party may have at law or in equity, will be entitled to seek an injunction enjoining and restraining the non-disclosing Party from violating or threatening to breach this Section 6.8.

6.9              Commercial Transition (Including Handling of Rebates, Returns, Chargebacks and Price Adjustments).

(a)               DSA Fees. Buyer will pay directly to wholesalers all DSA fee invoices received after the date the Inventory is transferred to Buyer pursuant to Section 4.2.

(b)               Product Returns. Buyer will pay all wholesaler and retail channel invoices for returned Product received after the date the Inventory is transferred to Buyer pursuant to Section 4.2.

(c)               Commercial Payer and Government Utilization rebates. Seller will pay directly to both commercial payers and Governmental Authorities listed on Exhibit F (collectively, the “Payers”) all Product rebate invoices and chargebacks received through August 31, 2019. Seller will pay directly to the Payers all invoices and chargebacks received between September 1, 2019 and December 31, 2019, but will submit quarterly invoices to Buyer for reimbursement of such invoices and chargebacks. After December 31, 2019, Seller will not process or pay any Payer invoices for rebates or chargebacks.

(d)               Patient Coupons/Co Pay Cards. Seller will continue its co-pay program under its business rules and pay directly all co-pay claims received through August 31, 2019. Seller will not process or pay invoices for any co-pay claims after August 31, 2019.

6.10          Further Assurances. Each Party agrees that subsequent to the Closing Date, at the request of the other Party, it will execute and deliver, or cause to be delivered, to the other Party, such further instruments and take such other action as may be reasonably necessary to carry out the transactions contemplated by this Agreement.

6.11          Costs and Expenses. Except as otherwise expressly provided herein, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants and independent accountants) incurred in connection with the preparation and execution of this Agreement and consummation of the Transactions, including assistance reasonably requested in consummating the Transactions.

6.12          Tax Matters.

(a)               Transfer Taxes. Buyer shall be responsible for and pay all federal, state and local sales, documentary and other transfer Taxes, if any, due as a result of the purchase, sale or transfer of the Transferred Assets in accordance herewith whether imposed by law on Seller or Buyer.

(b)               Tax Prorations. Seller will timely pay all Taxes arising out of the ownership, use and sale of the Transferred Assets with respect to transactions or events occurring or periods (or portions thereof) ending on the day prior to the Effective Date. Buyer will timely pay all Taxes arising out of the ownership of the Transferred Assets with respect to transactions or events occurring or periods (or portions thereof) beginning on or after the Effective Date, other than as set forth in Section 6.12(a) above. In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the day prior to the Effective Date, the portion of such Tax which relates to the portion of such taxable period ending on the day prior to the Effective Date will (i) in the case of any personal property, real property or similar ad valorem taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day prior to the Effective Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Taxes, shall be deemed equal to the amount which would be payable if the relevant taxable period ended on the day prior to the Effective Date.

Article 7
INDEMNIFICATION AND INSURANCE

7.1              Indemnification by Seller. From and after the Effective Date, Seller shall defend, indemnify and hold harmless Buyer and its Representatives from, against and in respect of any and all Losses resulting or arising from or otherwise relating to:

(a)               any breach by Seller of any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement;

(b)               any breach by Seller of, or failure by Seller to perform, carry out or otherwise fulfill or comply with, any of the covenants, agreements, undertakings or obligations of Buyer contained in this Agreement or any Ancillary Agreement;

(c)               any Excluded Liabilities;

(d)               any Liabilities of Seller arising out of or in connection with any breaches or defaults by Seller under the [***] arising prior to the Effective Date; and

(e)               any Taxes of Seller not otherwise the responsibility of Buyer pursuant to this Agreement.

7.2              Indemnification by Buyer. From and after the Effective Date, Buyer shall indemnify and hold harmless Seller and its Representatives from, against and in respect of any and all Losses resulting or arising from or otherwise relating to:

(a)               any breach by Buyer of any representation or warranty of Buyer contained in this Agreement or any Ancillary Agreement;

(b)               any breach by Buyer of, or failure by Buyer to perform, carry out or otherwise fulfill or comply with, any of the covenants, agreements, undertakings or obligations of Buyer contained in this Agreement or any Ancillary Agreement;

(c)               any Assumed Liabilities;

(d)               use of the Marketing Collateral(s) by Buyer after the Effective Date; and

(e)               any Taxes of Buyer not otherwise the responsibility of Seller pursuant to this Agreement.

7.3              Method of Asserting Claims.

(a)               All claims for indemnification under or with respect to this Agreement or any Ancillary Agreements (“Indemnity Claims”) made by a Party or its Representatives hereunder (the “Indemnified Party”) shall be asserted and resolved as set forth in this Section 7.3. In the event that any written claim or demand for which a Party (the “Indemnifying Party”) would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”). All indemnity claims by any Indemnified Party that do not involve Third Party claims shall be communicated via a Claim Notice to the other Party promptly following discovery of such claim. The failure or delay of the Indemnified Party to provide any such Claim Notice does not release the Indemnifying Party from any of its obligations under this Article 7 unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(b)               The Indemnifying Party shall have fifteen (15) days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it accepts the Indemnity Claim set forth in the Claim Notice and, in the case of a Third Party claim, whether or not it desires to defend the Indemnified Party against such claim or demand. An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be a liability of the Indemnifying Party hereunder, subject to the limitations set forth in this Article 7. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the claim within such fifteen (15)-day period, the Indemnified Party may assume the defense thereof and the reasonable fees and disbursements of counsel for the Indemnified Party shall be deemed Losses hereunder if the Indemnifying Party is ultimately determined to be liable for the Losses that are the subject of the Indemnity Claim set forth in the Claim Notice pursuant to this Agreement, subject to the limitations set forth in this Article 7.

(c)               In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any Third Party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including without limitation, attorney’s fees and court costs) actually incurred by the Indemnifying Party in its defense of the Third Party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

(d)               The Indemnified Party shall not settle a claim or demand without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party may settle any claim or demand solely for monetary damages; it being understood that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would substantially restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof.

(e)               To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.

(f)                The controlling party, in either case, shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof.

(g)               Any notice of a claim by reason of any of the warranties or covenants contained in this Agreement shall state specifically the warranty or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.

7.4              Survival. The representations, warranties, covenants and agreements of the Parties contained herein shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue for the applicable statute of limitations.

7.5              DAMAGES LIMITATION. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO PARTY OR ITS REPRESENTATIVES SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES ASSOCIATED WITH ANY LOST PROFITS OR LOST OPPORTUNITIES OF SUCH OTHER PERSON (INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION) RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

7.6              Limitation of Liability of Seller. Notwithstanding the foregoing, except for Losses directly or indirectly related to, incurred in connection with or as a result of fraud, intentional misconduct or willful breach, the maximum amount of indemnifiable Losses which may be recovered cumulatively from Seller arising out of or resulting from the indemnity obligations set forth in Section 7.1(a) shall be an amount equal to [***].

7.7              Cooperation. The Parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by making Commercially Reasonably Efforts to mitigate or resolve any such claim or liability.

Article 8
RESERVED

8.1              Right to Terminate for Breach. Either Party may terminate this Agreement immediately by written notice to the other Party if the other Party materially breaches any terms and conditions and covenants under this Agreement, including default of payment obligations, which breach remains uncured for thirty (30) Business Days measured from the date written notice of such breach is given to the breaching Party, which notice shall specify the nature of the breach and demand its cure.

8.2              Post Termination. In the event of termination of this Agreement under Section 8.1, the Transferred Assets (including without limitation, any Confidential Information) shall be returned to the Seller without any demur, delay or protest; provided, however, that: (i) any such return of the Transferred Assets will be first subject to the acceptance by [***] of such transfer and Buyer’s compliance with any requirements of the [***] with respect to such transfer; and (ii) Buyer will not be liable for any delay or refusal by [***] to accept such transfer, provided that Buyer has employed reasonable efforts to secure such transfer back to Seller in a prompt manner. Buyer shall perform all required measures at having the return to the Seller the Product NDA, including, without limitation, approval of all necessary filing of all relevant documents with the Government Authority in the Territory in order to transfer the Product NDA to the Seller. In the event that the Buyer fails to return the Transferred Assets to the Seller, the Seller shall have the right to seek appropriate remedies as may be available with the Seller under law or equity.

Article 9
MISCELLANEOUS

9.1              Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon delivery by personal delivery, (b) upon delivery by a nationally-recognized overnight courier service, or (c) three days after mailing, if mailed, certified or registered mail (return receipt requested), postage prepaid, each to the other Party at the following address (or at such other address as shall be given in writing by any Party to the other in accordance with these provisions; provided, however, that a notice of change of address shall be effective only upon receipt thereof):

If to the Buyer, to:

Journey Medical Corporation

9237 Via De Ventura Suite 105

Scottsdale, AZ 85258

Attn: Claude Maraoui (President and CEO)

[***]

With a copy to:

[***]

If to the Seller to:

Sun Pharmaceutical Industries, Inc.

[***]

or to such other Person or address as any Party shall specify by notice in writing to the other Party.

9.2              Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreements, the provisions of this Agreement shall prevail.

9.3              Assignability; Successors and Assigns. Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by any Party without the prior written consent of the other Party, provided that a Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate or to a successor of the assigning Party by reason of merger, sale of all or substantially all of its assets or any similar transaction. Any attempted assignment or delegation in contravention hereof shall be null and void. Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

9.4              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state and subject to Section 9.5, the courts in the State of New York shall have exclusive jurisdiction.

9.5              Dispute Resolution. In the event of any dispute arising out of or in connection with this Agreement, the dispute shall be settled by arbitration in accordance with American Arbitration Association and its rules which are deemed to be incorporated by reference to this section, for the time being in force. The arbitral tribunal shall consist of a sole arbitrator appointed in accordance with the said rules. The seat of arbitration shall be New York and the language of the arbitration shall be English. The award rendered by the sole arbitrator shall be final and binding and enforceable in any court of competent jurisdiction.

9.6              Headings. The headings preceding the text of the Sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. All words used in this Agreement will be construed to be of such gender or number as the context may require.

9.7              Amendment and Waiver. The Parties may, by mutual written agreement, amend this Agreement in any respect, and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party, and (b) waive (i) any inaccuracies in warranties by any other Party, (ii) compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party, and (iii) the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by both Parties.

9.8              Entire Agreement. This Agreement, together with the Ancillary Agreements, shall constitute the entire understanding and agreement between the Parties in relation to the subject matter of this Agreement and shall together supersede all previous agreements between the Parties in relation to the same subject matter. It is further agreed that neither Party has entered into this Agreement in reliance upon any warranty or undertaking of the other Party which is not expressly set out or referred to in this Agreement.

9.9              Incorporation of Schedules. All Exhibits and Schedules attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

9.10          Press Release. Neither Party shall issue any press release, trade announcement or make any other public announcement with regard to the Transactions without the other Party’s prior written consent, which shall not be unreasonably withheld. This restriction shall not apply to announcements required by any Government Authority. However, in such event the Parties shall, to the extent reasonably practicable, coordinate the wording of any such announcements. To the extent any Party is required to file a copy of this Agreement or any Ancillary Agreement as an exhibit to any filings with, or otherwise publicly disclose the terms hereof or thereof to, the Governmental Authority, the Parties will coordinate in advance on the form of redacted version of this Agreement or applicable Ancillary Agreement or the terms to be so filed or disclosed and permit the other Party to provide comments and take such comments into account in good faith prior to making such filing.

9.11          No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any other Person any interest or rights (including, without limitation, any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

9.12          Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.13          Severability. Each of the agreements, undertakings, covenants, warranties, indemnities and other obligations of the Parties entered pursuant to this Agreement are considered reasonable by the Parties hereto. If any provision of this Agreement, an Ancillary Agreement, or any part thereof is held void or unenforceable or in conflict with the laws of any relevant jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement or Ancillary Agreement, as applicable, so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.14          Relationship. Nothing in this Agreement shall be construed as creating a relationship of a joint venture, partners, employer-employee, or agent. Neither Party has the authority to create any obligations for the other or to bind the other to any representation or document.

9.15          Counterparts. This Agreement may be executed in two counterparts, each of which shall for all purposes be deemed to be an original and both of which shall, when taken together, constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

JOURNEY MEDICAL CORPORATION

By:	/s/ Claude Maraoui
Name: Claude Maraoui
Title: President & CEO

SUN PHARMACEUTICAL INDUSTRIES, INC.

By:	/s/ Abhay Gandhi
Name: Abhay Gandhi
Title: CEO — North America